                                                                    EXHIBIT 99.2



FOR IMMEDIATE RELEASE

Contact:  Adam C. Derbyshire             Mike Freeman
          Vice President and CFO         Director, Investor Relations and
          919-862-1000                   Corporate Communications


                     SALIX PHARMACEUTICALS REPORTS FY2000
                               FINANCIAL RESULTS


RALEIGH, NC, February 13, 2001 - Salix Pharmaceuticals, Ltd. (NasdaqSC:SLXP) today announced operating results for the fourth quarter and year ended December 31, 2000. In the fourth quarter of 2000, Salix implemented the Securities and Exchange Commission's (SEC) Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements" regarding revenue recognition of certain fees upon the SEC's issuance of additional guidelines on SAB 101 during the period. The following financial results reflect the adoption of SAB 101. The Company reported a net loss of $1.1 million ($0.09 per share) for the fourth quarter of 2000 and $3.0 million ($0.26 per share) for the year. This compares to a net loss of $19,000 ($0.00 per share) for the fourth quarter of 1999 and $4.6 million ($0.45 per share) for 1999. If the Company had not implemented SAB 101, the reported net loss would have been $1.8 million ($0.15 per share) for the fourth quarter of 2000 and $224,000 ($0.02 per share) for 2000. Cash, cash equivalents and investments were $13.2 million on December 31, 2000.

As a result of the adoption of SAB 101, $8.7 million of the $11.7 million initial payment received and recognized in full during the second quarter of 2000 from Shire Pharmaceuticals Group plc, has been deferred and is now being recognized as revenue through the end of 2001. The effect of changing the accounting policy for the Company's recognition of this up-front nonrefundable fee resulted in a reduction of previously reported revenues by $5.5 million and previously reported earnings by $2.8 million for the year ended December 31, 2000. These deferred revenues and earnings will be recognized in 2001. Total revenues were $6.8 million for the fourth quarter of 2000 and $14.5 million for the year, as compared to $1.4 million for the fourth quarter of 1999 and $3.1 million for 1999. Higher revenues for 2000 were primarily due to proceeds received from Shire Pharmaceuticals Group plc for the sale of intellectual property in European countries related to balsalazide disodium. Higher revenues for the fourth quarter were primarily due to initial stocking orders of COLAZAL(TM) in the United States.

Total expenses were $8.1 million and $17.7 million for the fourth quarter of 2000 and year, as compared to $1.4 million and $7.9 million for the prior year periods. Higher expenses for 2000 were primarily due to payments to the licensor of balsalazide as a result of the Shire agreement. Higher operating expenses for the year were mainly due to costs associated with the building of the Company's sales and marketing infrastructure in preparation for the January 2001 launch of COLAZAL in the United States.

Commenting on the year, Robert Ruscher, President and Chief Executive Officer of Salix, stated, "The Company experienced a dramatic turnaround during 2000. Highlights of the year's accomplishments include:

     COLAZAL commercialization
     --------------------------

          Issuance of FDA "approvable" letter for balsalazide disodium (March)

          Agreement between Salix and Shire Pharmaceuticals for European balsalazide intellectual property and receipt of $11.7 million initial payment (May)

          Issuance of FDA approval of COLAZAL for marketing in the United States for the treatment of mildly to moderately active ulcerative colitis
          (July)

          Receipt of $4.4 million milestone payment from Shire Pharmaceuticals in connection with the transfer to Shire of the United Kingdom Product License for balsalazide (August)

          Shipment of initial orders of COLAZAL to distribution channels (December)

     Product development milestones
     ------------------------------

          Completion of second multi-center, randomized, double-blind Phase III trial of rifaximin for the treatment of infectious diarrhea in travelers

     Appointment of board, management and staff
     ------------------------------------------

          Thomas D'Alonzo and Richard Franco, Board of Directors

          Carolyn Logan, Senior Vice President, Sales & Marketing

          Adam Derbyshire, Vice President, Finance and Administration, and Chief Financial Officer

          Specialty sales force of 30 representatives - 5 years average pharmaceutical sales experience, majority with gastroenterology experience."

Adam Derbyshire, Vice President, Finance and Administration, and Chief Financial Officer, commented on additional achievements during the year, "The progress of the Company during the year was reflected in the strong performance of the Company's stock price over the course of the 12-month period. During 2000 the Company's common stock price increased significantly, achieving a then all-time high of $12.00 on December 29, 2000. Consistent with our efforts to build shareholder value, on November 20, 2000 the Company transferred to and began trading shares of its common stock on the Nasdaq SmallCap Market. Subsequently, on November 24 the Company de-listed from the Toronto Stock Exchange. In November the Company strengthened its financial position by raising $14 million in a private placement financing. The proceeds from this financing, combined with cash on hand, should provide sufficient working capital to pursue our mission to become the leading gastroenterology pharmaceutical company in the United States."

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix is executing a strategy to in-license proprietary therapeutic drugs which have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Salix's follow-on product candidate is rifaximin, currently in Phase III development for the potential treatment of infections of the lower gastrointestinal tract. Salix trades on the Nasdaq SmallCap Market under the ticker symbol "SLXP."

For more information about Salix Pharmaceuticals, Ltd. or COLAZAL, please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
                                                             ------------------

                                 Table follows



                                      ###

     Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the uncertainty of market acceptance of COLAZAL, risks of developing our own sale force, management of growth, dependence on key personnel, competition and manufacturing risks. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

                                                    December 31,   December 31,
                                                        2000           1999
                                                    (unaudited)*    (audited)
                                                    ------------   ------------
Assets
    Cash and cash equivalents                       $     13,244   $      2,402
    Accounts receivable                                    6,156            287
    Other current assets                                   6,027            768
                                                    ------------   ------------
      Total current assets                                25,427          3,457

    Property and equipment, net                              208            151
    Other assets                                             126             51
                                                    ------------   ------------

   Total Assets                                     $     25,761   $      3,659
                                                    ============   ============

Liabilities & Stockholders' Equity
    Accounts payable and other current
    liabilities                                     $      4,532   $      1,444
    Deferred revenue                                       8,487              -
                                                    ------------   ------------
      Total current liabilities                           13,019          1,444

    Common Stock, no par value; 40,000,000
    shares authorized; 13,562,771 and 10,208,838
    shares were issued and outstanding at
    December 31, 2000 and December 31, 1999,
    respectively.                                         41,128         27,626
    Accumulated deficit                                  (28,386)       (25,411)
                                                    ------------   ------------
   Total stockholders' equity                             12,742          2,215
                                                    ------------   ------------

Total Liabilities & Equity                          $     25,761   $      3,659
                                                    ============   ============


Salix Pharmaceuticals, Ltd.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)

                                                         Three Months Ended                Twelve Months Ended
                                                    December 31,     December 31,     December 31,     December 31,
                                                        2000             1999             2000             1999
                                                    (unaudited)*     (unaudited)      (unaudited)*      (audited)
                                                    ------------     -----------      ------------     ------------
Revenues:
    Product revenues                                $      5,455     $        278     $      6,307     $        491
    Other revenue                                          1,375            1,118            8,235            2,602
                                                    ------------     ------------     ------------     ------------
      Total revenues                                       6,830            1,396           14,542            3,093

Expenses:
    Cost of products sold                                  1,468              204            2,287              878
    License fees                                             610                -            4,173              297
    Research and development                               1,359              810            3,844            4,787
    Selling, general and administrative                    4,627              431            7,412            1,932
                                                    ------------     ------------     ------------     ------------
      Total expenses                                       8,064            1,445           17,716            7,894

Loss from operations                                      (1,234)             (49)          (3,174)          (4,801)

Interest and other income/(expense), net                      95               30              208              190
                                                    ------------     ------------     ------------     ------------

    Net loss before tax                                   (1,139)             (19)          (2,966)          (4,611)
    Income tax                                                 -                -                9                -
                                                    ------------     ------------     ------------     ------------

    Net loss                                        $     (1,139)    $        (19)    $     (2,975)    $     (4,611)

Net loss per share                                  $      (0.09)    $          -     $      (0.26)    $      (0.45)
                                                    ============     ============     ============     ============
Weighted average shares outstanding                       12,573           10,209           11,356           10,209
                                                    ============     ============     ============     ============

  *The above financial results reflect the adoption of SAB 101.